Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statements on Form S-3 of Martin Midstream Partners L.P. of our report dated February 19, 2019 relating to the financial statements of West Texas LPG Pipeline Limited Partnership, which appears in Martin Midstream Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

June 3, 2019